Exhibit 10.14

EXECUTION COPY

EMPLOYMENT AGREEMENT

BETWEEN

CAREMORE HEALTH GROUP, INC.

AND

LEEBA LESSIN

FEBRUARY 28, 2006

EXECUTION COPY

THIS EMPLOYMENT AGREEMENT is made and entered into as of February 28, 2006, and effective as of the Closing Date (as hereinafter defined), by and among CAREMORE HEALTH GROUP, INC., a California corporation (“Group” or the “Employer”), and LEEBA LESSIN (the “Employee”).

WHEREAS, pursuant to that certain Stock Purchase Agreement dated as of December 22, 2005 (the “Stock Purchase Agreement”) among CareMore Medical Enterprises (“CME”). the CareMore Employee Stock Ownership Trust, CareMore Medical Group, Sheldon S. Zinberg, M.D., Donald Furman, M.D. and CareMore Holdings, Inc. (“Holdings”). Holdings shall purchase all outstanding shares of the common stock and participating stock of CME, effective as of the “Closing Date” as defined in the Stock Purchase Agreement (the “Closing Date”);

WHEREAS, effective as of the Closing Date, the sole stockholder of CME shall be Holdings; the sole stockholder of Holdings shall be Group, and the sole stockholder of Group shall be CareMore, L.P., a Delaware limited partnership (the “Partnership”);

WHEREAS, the Employer desires to employ the Employee, and the Employee desires to accept such employment, on the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

Section 1. Definitions. Generally, defined terms used in this Agreement are defined in the first instance in which they appear herein. In addition, the following terms and phrases shall have the following meanings:

“Affiliate” shall mean, when used with reference to a specified Person, (a) any Person who directly or indirectly controls, is controlled by or is under common control with the specified Person, (b) any Person who is an officer, director, partner, member, manager or trustee of, or serves in a similar capacity with respect to, the specified Person, or for which the specified Person is an officer, director, partner, member or manager or trustee or serves in a similar capacity, (c) any Person who, directly or indirectly, is the beneficial owner of 10% or more of any class of equity securities of the specified Person, or of which the specified Person, directly or indirectly, is the owner of 10% or more of any class of equity securities and (d) any member of such specified Person’s immediate family.

“Board” shall mean the board of directors of Group.

“Business Day” shall mean any day that is not a Saturday, Sunday, or a day on which banking institutions in New York are not required to be open.

“Cause” shall mean the Employee’s:

(i) failure to devote substantially all his working time to the business of Group and its Affiliates;

(ii) willful disregard of his duties, or his intentional failure to act where the taking of such action would be in the ordinary course of the Employee’s duties hereunder;

(iii) gross negligence or willful misconduct in the performance of his duties hereunder;

(iv) commission of any act of fraud, theft or financial dishonesty, or any felony or criminal act involving moral turpitude; or

(v) unlawful use (including being under the influence) of alcohol or drugs or possession of illegal drugs while on the premises of the Employer or any of its Affiliates or while performing duties and responsibilities to the Employer and its Affiliates.

“Company” shall mean Group and its Subsidiaries; provided, that for purposes of Sections 9, 10, 11 and 12, “Company” shall include Holdings and each of its Subsidiaries and Affiliates.

“Confidential Information” shall mean all proprietary and other information relating to the business and operations of Group and its Affiliates, which has not been specifically designated for release to the public by an authorized representative of Group or one of its Affiliates, including, but not limited to the following: (i) information, observations, procedures and data concerning the business or affairs of the Group or any of its Affiliates; (ii) products or services; (iii) costs and pricing structures; (iv) analyses; (v) drawings, photographs and reports; (vi) computer software, including operating systems, applications and program listings; (vii) flow charts, manuals and documentation; (viii) data bases; (ix) accounting and business methods; (x) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice; (xi) customers, vendors, suppliers and customer, vendor and supplier lists; (xii) other copyrightable works; (xiii) all production methods, processes, technology and trade secrets and (xiv) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public prior to the date the Employee proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

“Disability” shall mean the Employee’s inability, due to physical or mental illness or disability, to perform the essential functions of his employment with the Employer, even with reasonable accommodation that does not impose an undue hardship on the Employer, for more than sixty (60) consecutive days, or for any ninety (90) days within any one year period, unless a longer period is required by federal or state law, in which case such longer period will be applicable. The Employer reserves the right, in good faith, to make the determination of Disability under this Agreement based on information supplied by the Employee and/or his medical personnel, as well as information from medical personnel selected by the Employer or its insurers.

“Partnership Agreement” means that certain Limited Partnership Agreement of CareMore, L.P., as in effect from time to time.

“Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, an investment fund, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Subsidiary” or “Subsidiaries” of any Person shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Person), owns, directly or indirectly, 50% or more of the stock or other equity interests which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Termination Date” shall mean the effective date of the termination of the Employee’s employment hereunder, which (i) in the case of termination by resignation, shall mean the date that is ninety (90) days following the date of the Employee’s written notice to the Employer of his resignation; provided, however, that the Employer may accelerate the Termination Date; (ii) in the case of termination by reason of death shall mean the date of death; (iii) in the case of termination by reason of Disability, shall mean the date specified in the notice of such termination delivered to the Employee by the Employer; (iv) in the case of a Termination for Cause or a Termination without Cause, shall mean the date specified in the written notice of such termination delivered to the Employee by the Employer; (iv) in the case of termination by mutual agreement shall mean the date mutually agreed to by the parties hereto and (v) in the case of nonrenewal, shall mean the next scheduled Renewal Date.

“Unitholder’s Agreement” shall mean that certain Management Unitholder’s Agreement dated on or about the date hereof by and between the Partnership and the Employee.

Section 2. Employment. The Employer shall employ the Employee, and the Employee accepts employment with the Employer, upon the terms and conditions set forth in this Agreement. The initial term of this Agreement (the “Initial Term”) shall commence on the Closing Date and end on December 31, 2010; provided, however, that on December 31, 2010 and each December 31 thereafter (each, a “Renewal Date”), the term of this Agreement shall be extended by one additional year (each, an “Extension Term,” and collectively with the Initial Term, the “Employment Period”) unless either party gives written notice to the other within ninety (90) days in advance of the next scheduled Renewal Date that it does not wish to extend the Employment Period (such notice, a “Notice of Nonrenewal”); and provided, further, that the Employment Period may be sooner terminated as provided herein. In the event that the transactions contemplated by the Stock Purchase Agreement are not completed and the Closing Date does not occur, this Agreement shall be null and void ab initio.

Section 3. Position and Duties. During the Employment Period, the Employee shall serve as Executive Vice President of Group, reporting to the Board and the Chief Executive Officer of Group, and shall have the usual and customary duties, responsibilities and authority of such position, and, if elected or appointed thereto, shall serve as an officer and/or member of the board or any Subsidiary or Affiliate of Group as reasonably requested by the Employer and its

Affiliates, in each case, without additional compensation hereunder. The Employee hereby accepts such employment and positions and agrees to diligently and conscientiously devote his full and exclusive business time, attention, and best efforts in discharging and fulfilling his duties and responsibilities hereunder. The Employee shall comply with the Employer’s policies and procedures and the direction and instruction of the Board and the Employee shall not engage in any business activity which, in the reasonable judgment of the Board, conflicts with the duties of the Employee hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

Section 4. Compensation

(a) Salary. During the Employment Period, the Employer shall pay the Employee base salary (the “Base Salary”) at the rate of $300,000 per annum, less applicable deductions and withholdings.

(b) Performance Bonus. In addition to the Base Salary, during the Employment Period the Employee shall be eligible to receive a cash bonus (the “Bonus”) with respect to each calendar year as of the last day of which the Employee is employed by the Employer. The amount of the Bonus, if any, payable in respect of any calendar year will be determined based on the achievement of performance goals established for the Employee by the Board or compensation committee of the Board (the “Compensation Committee”) within the first ninety (90) days of such year (or with respect to the first calendar year hereunder, within the first thirty (30) days of the commencement of the Employment Period) (the “Performance Targets”). The target Bonus (the “Target Bonus Percentage”) and the maximum Bonus (the “Maximum Bonus Percentage”) in respect of each calendar year will equal 16.5% and 33%, respectively, of the Base Salary paid or payable to the Employee for such year. Performance Targets may be based on quantitative performance objectives for Group or one or more of its Affiliates or Subsidiaries or business units or divisions thereof, and/or may be based on individual quantitative or qualitative performance objectives or any combination of the foregoing. The calculation of the achievement of Performance Targets for each year shall be determined by the Board or Compensation Committee in its good faith discretion. The Bonus, if any, payable with respect to a calendar year shall be paid within thirty (30) days following the rendering of Group’s audited financial statements for the relevant calendar year. The general guidelines for the Performance Targets and calculation of the Bonus that may be payable for calendar year 2006 are specified on Exhibit A attached hereto.

(c) Benefits and Perquisites. Additional benefits and perquisites will be provided subject to Group’s policies and practices and the terms of applicable benefit plans and arrangements as in effect from time to time.

(d) Reimbursements. The Employer shall reimburse the Employee for all reasonable and necessary business-related expenses incurred by him in the course of performing his duties under this Agreement which are consistent the Employer’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Employer’s requirements with respect to reporting and documentation of such expenses.

(e) Deductions and Withholding. The Employer shall deduct from any payments to be made by it to or on behalf of the Employee under this Agreement any amounts required to be withheld in respect of any federal, state or local income or other taxes.

(f) Annual Review of Base Salary and Bonus Percentages. The Board (or the Compensation Committee) shall undertake a review of rate of Base Salary and the Target Bonus Percentage and Maximum Bonus Percentage (the “Bonus Percentages”) not less frequently than annually during the Employment Period and may increase, but not decrease, the rate of Base Salary and the Bonus Percentages from those then in effect.

Section 5. Termination of Employment. The Employee’s employment under this Agreement shall be terminated upon the earliest to occur of the following events:

(a) Termination for Cause. The Employer may in its sole discretion terminate this Agreement and the Employee’s employment hereunder for Cause at any time and with or without advance notice to the Employee.

(b) Termination without Cause. The Employer may terminate this Agreement and the Employee’s employment hereunder without Cause at any time, with or without notice, for any reason or no reason (and no reason need be given).

(c) Mutual Agreement. This Agreement and the Employee’s employment hereunder may be terminated by the mutual written agreement of the Employer and the Employee.

(d) Termination by Death or Disability. This Agreement and the Employee’s employment hereunder shall automatically terminate upon the Employee’s death or Disability.

(e) Resignation. The Employee may terminate this Agreement and his employment hereunder upon ninety (90) days advance written notice to the Employer.

(f) Nonrenewal. In the event either party delivers to the other a Notice of Nonrenewal, this Agreement and the Employee’s employment hereunder shall automatically terminate as of the next scheduled Renewal Date.

Section 6. Compensation upon Termination

(a) General. In the event of the Employee’s termination of employment for any reason, the Employee or his estate or beneficiaries shall have the right to receive the following:

(i) the unpaid portion of the Base Salary and paid time off accrued and payable through the Termination Date;

(ii) reimbursement for any expenses for which the Employee shall not have been previously reimbursed, as provided in Section 4(d); and

(iii) continuation of health insurance coverage rights, if any, as required under applicable law.

(b) Termination for Cause, Resignation, Mutual Agreement or Nonrenewal. In the event of the Employee’s termination of employment by reason of (i) Termination for Cause, (ii) Resignation, (iii) Mutual Agreement or (iv) Nonrenewal, the Employer shall have no current or further obligations (including Base Salary) to the Employee under this Agreement other than as set forth in Section 6(a).

(c) Termination without Cause or by Death or Disability. Subject to Section 6(d), in the event of the Employee’s termination of employment hereunder by reason of (i) Termination without Cause or (ii) death or Disability, the Employee shall be entitled to the following (the “Severance Benefits”);

(i) a lump sum equal to rate of Base Salary in effect upon the Termination Date, payable within fifteen (15) days following the Termination Date;

(ii) a pro rata amount of the Bonus, if any, which would have been payable to the Employee for the calendar year in which the Termination Date occurs, determined after the end of the calendar year in which such Termination Date occurs and equal to the amount which would have been payable to the Employee if his employment had not been terminated during such calendar year multiplied by the fraction, the numerator of which is the number of whole months the Employee was employed by the Employer during such calendar year and the denominator of which is 12. Any pro rata bonus payable under this Section 6(c)(ii) shall be paid in a lump sum at the time bonuses for such calendar year are otherwise payable to senior executives of the Employer; and

(iii) in the event that the Employee elects COBRA benefits, the Employer shall pay the Employee’s share of the premium for such COBRA benefits until the earlier of (i) one year after the Termination Date; or (ii) the date that Employee obtains comparable health benefits through new employment.

(d) General Release. Notwithstanding any provision to the contrary in this Agreement, the foregoing Severance Benefits under Section 6(c) shall not apply and the Employer shall have no obligations to pay or provide any Severance Benefits (other than upon the Employee’s termination of employment by reason of death), unless the Employee signs, delivers and does not rescind or revoke a general release, substantially in the form attached hereto as Exhibit B, of all known and unknown claims of the Employee (and his affiliates, successors, heirs and assigns and the like) against Group, the Board and all Affiliates of Group.

(e) The rights of the Employee set forth in this Section 6 are intended to be the Employee’s exclusive remedy for termination and, to the greatest extent permitted by applicable law, the Employee waives all other remedies.

Section 7. Insurance. Group or one of its Affiliates may, for its own benefit, maintain “key man” life and disability insurance policies covering the Employee. The Employee will cooperate with Group or its Affiliates and provide such information or other assistance as they may reasonably request in connection with obtaining and maintaining such policies.

Section 8. Exclusive Services. During the term of this Agreement, the Employee will not accept or perform any work, consulting, or other services for any other business entity or for remuneration of any kind, without written approval by the Board.

Section 9. The Employee’s Termination Obligations. The Employee hereby acknowledges and agrees that all personal property and equipment furnished to or prepared by the Employee in the course of or incident to his employment hereunder belongs to the Company and shall be promptly returned to the Company upon termination of the Employee’s employment. The term “personal property” includes, without limitation, all office equipment, laptop computers, cell phones, books, manuals, records, reports, notes, contracts, requests for proposals, bids, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), and all other proprietary and non-proprietary information relating to the business of the Company. Following termination of his employment hereunder, the Employee will not retain any written or other tangible material containing any proprietary or non-proprietary information of the Company.

Section 10. Acknowledgment of Protectable Interests. The Employee acknowledges and agrees that his employment with Group involves building and maintaining business relationships and good will on behalf of the Company with customers, patients, physicians and other professional contractors, employees and staff, and various providers and users of health care services; that he is entrusted with proprietary, strategic and other confidential information which is of special value to Company; and that the foregoing matters are significant interests which the Company is entitled to protect.

Section 11. Confidential Information. The Employee agrees that all Confidential Information that comes or has come into his possession by reason of his employment hereunder is the property of the Company and shall not be used except in the course of employment by the Company and for the Company’s exclusive benefit. Further, the Employee shall not, during his employment or thereafter, disclose or acknowledge the content of any Confidential Information to any person who is not an employee of the Company authorized to possess such Confidential Information. Upon termination of employment, the Employee shall deliver to Group all documents, writings, electronic storage devices, and other tangible things containing any Confidential Information and the Employee shall not make or retain copies, excerpts, or notes of such information.

Section 12. Nonsolicitation/Nondisparagement. In the event of the termination of this Agreement for any reason, the Employee shall not, for a period of one (1) year thereafter, directly or indirectly:

(a) solicit, induce or encourage any employee of the Company to terminate his or her employment with the Company;

(b) make any disparaging public statement concerning the Company; or

(c) use the Company’s Confidential Information to induce, attempt to induce or knowingly encourage any Customer (as defined below) of the Company to divert any business or income from the Company, or to stop or alter the manner in which they are then doing business with the Company. The term “Customer” with respect to the Company shall mean any individual or business firm that is, or within the prior twenty-four (24) months was, a customer or client of the Company, or whose business was actively solicited by the Company at any time, regardless of whether such customer was generated, in whole or in part, by the Employee’s efforts.

Section 13. Damages For Improper Termination With Cause. In the event that the Employer terminates this Agreement and the Employee’s employment hereunder for “Cause,” but it subsequently is determined by an arbitrator or a court of competent jurisdiction, as the case may be, that the Employer did not have Cause for the termination, then for purposes of this Agreement, the Employer’s decision to terminate shall be deemed to have been a termination without Cause, and the Employer shall be obligated to pay the Severance Benefits specified under Section 6(c), and only that amount.

Section 14. Arbitration. Any controversy or dispute arising out of, based upon, or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or arising out of, based upon, or relating in any way to the Employee’s employment or association with the Company, or termination of the same, including, without limiting the generality of the foregoing, any questions regarding whether a particular dispute is arbitrable, and any alleged violation of statute, common law or public policy, including, but not limited to, any state or federal statutory claims, shall be submitted to final and binding arbitration in Orange County, California, in accordance with the JAMS Employment Arbitration Rules and Procedures, before a single neutral arbitrator selected from the JAMS panel, or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, in accordance with its National Rules for the Resolution of Employment Disputes (the arbitrator selected hereunder, the “Arbitrator”). Provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, pursuant to California Code of Civil Procedure section 1281.8, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or the provision of services under this Agreement. The Employer will pay the arbitrator’s fees and arbitration expenses and any other costs associated with the arbitration or arbitration hearing that are unique to arbitration. Subject to the provisions of Section 25, the parties shall each pay their own deposition, witness, expert and attorneys’ fees and other expenses as and to the same extent as if the matter were being heard in court.

Section 15. Representations/Warranties. The Employee represents and warrants that he is under no contractual or other obligation that would prevent him from accepting the Employer’s offer of employment as set forth herein.

Section 16. Entire Agreement. This Agreement is intended by the parties to be the final expression of their agreement with respect to the employment of the Employee by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement (including, without limitation any term sheet or similar agreement entered into between the Company or any Affiliate and the Employee). The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

Section 17. No Representations. No person or entity has made or has the authority to make any representations or promises on behalf of any of the parties which are inconsistent with the representations or promises contained in this Agreement, and this Agreement has not been executed in reliance on any representations or promises not set forth herein. Specifically, no promises, warranties or representations have been made by anyone on any topic or subject matter related to the Employee’s relationship with the Employer or any of its Affiliates or any of their executives or employees, including but not limited to any promises, warranties or representations regarding future employment, compensation, benefits, any entitlement to equity interests in Group or any of its Affiliates or regarding the termination of the Employee’s employment. In this regard, the Employee agrees that no promises, warranties or representations shall be deemed to be made in the future unless they are set forth in writing and signed by an authorized representative of the Employer.

Section 18. Amendments. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

Section 19. Severability and Non-Waiver/Survival. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 19, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering such provision or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Employer shall be implied by the Employer’s forbearance or failure to take action. The expiration or termination of the Employment Period and this Agreement shall not impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such expiration or termination.

Section 20. Successor/Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, representatives, executors, administrators, successors, and assigns, provided, however, that the Employee may not assign any or all of his rights or duties hereunder except following the prior written consent of the Employer. The Employee shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following the Employee’s death by giving written notice thereof. In the event of the Employee’s death or a judicial determination of his incompetence, references in this Agreement to the Employee shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

Section 21. Voluntary and Knowledgeable Act. The Employee represents and warrants that the Employee has read and understands each and every provision of this Agreement and has freely and voluntarily entered into this Agreement.

Section 22. Choice of Law. This Agreement shall be governed as to its validity and effect by the laws of the state of California without regard to principles of conflict of laws.

Section 23. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same instrument.

Section 24. Notices. All notices and other communications necessary or contemplated under this Agreement shall be in writing and shall be delivered in the manner specified herein or, in the absence of such specification, shall be deemed delivered when delivered in person or sent by first-class mail (certified or registered mail, return receipt requested, postage prepaid), facsimile or overnight air courier guaranteeing next day delivery, addressed as follows:

(a)	if to the Employee, to him at his most recent address in the Employer’s records,

	with a copy to:	Rutan & Tucker 611 Anton Boulevard Fourteenth Floor Costa Mesa, California 92626-1931 Facsimile: (714) 546-9035 Attention: George J. Wall, Esq.

(b)	if to the Employer, to:	CareMore Health Group, Inc. c/o CareMore Holdings, Inc. 1071 Camelback Street, Suite 111 Newport Beach, California 92660 Facsimile: (949) 464-0501 Attention: Corporate Secretary

	with a copy to:	J.P. Morgan Partners (BHCA), L.P. 1221 Avenue of the Americas, 39th Floor New York, New York 10020 Facsimile: (917) 464-7465 Attention: Official Notices Clerk FBO: Kevin O’Brien

and: Latham & Watkins LLP 885 Third Avenue New York, New York 10022 Facsimile: (212) 751-4864 Attention: Maureen A. Riley

or to such other address as the recipient party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.

Section 25. Attorneys’ Fees. In the event that any dispute between the parties should result in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys’ fees and expenses, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such judgment and an award of prejudgment interest from the date of the breach at the maximum rate of interest allowed by law. For the purposes of this Section 25: (a) attorneys’ fees shall include, without limitation, fees incurred in the following: (i) postjudgment motions; (ii) contempt proceedings; (iii) garnishment, levy, and debtor and third party examinations; (iv) discovery and (v) bankruptcy litigation and (b) “prevailing party” shall mean the party who is determined in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.

Section 26. Descriptive Headings; Nouns and Pronouns. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

Section 27. Non-Qualified Deferred Compensation. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof. Notwithstanding any provision of this Agreement to the contrary, in the event that the Employer determines that any amounts payable hereunder will be immediately taxable to the Employee under Section 409A of the Code and related Department of Treasury guidance, the Employer may (a) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Employer determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement and/or (b) take such other actions as the Employer determines necessary or appropriate to comply with the requirements of Section 409A of the Code and related

Department of Treasury guidance, including such Department of Treasury guidance and other interpretive materials as may be issued after the date hereof.

Section 28. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

CAREMORE HEALTH GROUP, INC.

By:
Name:
Title:

Leeba Lessin, individually

EXHIBIT A

Guidelines for 2006 Bonus

[spreadsheet attached]

CareMore Health Group, Inc.

2006 Annual Incentive Plan

EXECUTIVE:	Leeba Lessin
BASE SALARY:	$300,000

MAXIMUM BONUS PERCENTAGE:	33%

CRITERIA

I. EBITDA (in millions)

	(IN MILLIONS)	% of MAX*	% of Base*	Weighting*	Payout*
MINIMUM	$40.00	0%	0%	65%	$—
TARGET	$45.00	50%	16.50%	65%	$32,175
MAXIMUM	$50.00	100%	33.00%	65%	$64,350

II. Membership Growth (in number of lives)

		% of MAX	% of Base	Weighting	Payout
MINIMUM	8,000	0%	0%	20%	$—
TARGET	10,000	50%	17%	20%	$9,900
MAX	12,000	100%	33%	20%	$19,800

III. New Market Entry-SNP

		% of MAX	% of Base	Weighting	Payout
MINIMUM	—	0%	0.00%	15%	$—
TARGET	1.00	100%	33.00%	15%	$14,850
MAXIMUM	1.00	100%	33.00%	15%	$14,850

Maximum Potential Bonus At Maximum Achievement of, $ 99,000

IV. MCR

< 70%	No Adjustment
70% or Above	20% Reduction to otherwise payable Bonus

*	Straight line interpolation between 0% and 50% for actual EBITDA between Minimum and Target; straight line interpolation between 50% and 100% for EBITDA between Target and Maximum.

Notes and Definitions for Guidelines of 2006 Bonus

1.	The attached spreadsheet shows the percentage of the maximum bonus payable for each performance criteria at minimum, target and maximum goals and the weighting factor applied to such criteria, before application of the MCR test below. If the actual performance for any criteria is less than the minimum goal for that criteria, the bonus payable with respect to such criteria will be zero. Regardless of the actual performance with respect to any criteria, in no event will more than 100% of the maximum bonus percentage be payable in respect of such criteria.

2.	The aggregate amount of bonus, if any, payable with respect to all criteria other than MCR will be reduced by 20% if MCR equals or exceeds 70%.

3.	“EBITDA” means, for the calendar year 2006 with respect to CareMore Health Group, Inc. (“Group”) and all on a consolidated basis, Group’s net income plus (i) the sum of: (A) provision for taxes based on income, profits or capital of Group, including, without limitation, state, franchise and similar taxes; (B) interest expense; (C) depreciation and amortization expense; (D) business optimization expenses and other restructuring charges; (E) any other non-cash charges, provided that, for purposes of this clause (E), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made, and (F) any fees paid to Blue Shield that relate to the transfer of lives from the Blue Shield healthcare plans to Group healthcare plans, minus (ii) the sum (without duplication and to the extent the amounts described in this clause (ii) increased consolidated net income for the period for which EBITDA is being determined) of the non-cash charges increasing consolidated net income for such period (but excluding any such charges (x) in respect of which cash was received in a prior period or will be received in a future period or (y) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period). For the purposes of this definition “Blue Shield” means California Physicians’ Service, Inc., d.b.a. Blue Shield of California.

4.	“Membership Growth” means the excess, if any, of (x) the number of persons enrolled in Medicare Advantage as of January 1, 2007, over (y) the number of persons enrolled in Medicare Advantage as of January 1, 2006, excluding for this purpose persons who become enrolled due to the development by Group or its Subsidiaries of a special needs business whether by merger, acquisition or internal product development or any other means.

5.	“New Market Entry-SNP” means, as of December 31,2006, the number of new “special needs population” markets (i) which have been specifically identified by Group or a Subsidiary, (ii) for which licensure procedures by Group or a Subsidiary are substantially underway and (iii) for which a delivery system has been substantially developed by Group or any Subsidiary.

6.	“MCR” means the annual average “medical cost ratio” for Group for calendar year 2006.

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EXHIBIT B

[Form of Release]

1. [Severance Benefits]

2. Release of Claims. Except as explicitly provided below, you agree that the foregoing consideration represents settlement in full of all outstanding obligations owed to you by the Company, and its respective officers, directors, partners, members, agents and employees, including, without limitation, any and all obligations under the Employment Agreement, and is satisfactory consideration for the waiver and release of all claims set forth herein. On behalf of yourself, and your respective heirs, family members, executors and assigns, you hereby fully and forever release the Company and its past, present and future officers, agents, directors, employees, investors, stockholders, partners, members, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations and assigns (the “Releasees”), from, and agree not to sue concerning, or in any manner to institute, prosecute or pursue, or cause to be instituted, prosecuted, or pursued, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that you may possess against any of the Releasees arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Release including, without limitation:

(a) any and all claims relating to or arising from your employment relationship with the Company and the termination of that relationship;

(b) any and all claims relating to, or arising from, your right to purchase, or actual purchase of shares of stock or other securities of the Company or any of its affiliates or subsidiaries, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied, including, without limitation, any and all claims arising under or in connection with the Employment Agreement; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; The Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the California Fair Employment and Housing Act; the California Family Rights Act; and the California Labor Code, including, but not limited to Section 201, et seq., Section 970, et seq., Sections 1400-1408; and all amendments to each such Act as well as the regulations issued thereunder;

(e) any and all claims for violation of the federal, or any state, constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g) any and all claims for attorneys’ fees and costs;

provided, however, that the parties hereto agree and acknowledge that you have not, by virtue of this Release or otherwise, waived any claim, duty, obligation or cause of action relating to any of the following:

1) any matter that arises after the Effective Date of this Release;

2) vested benefits under any employee benefit plan within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended;

3) any claim relating to indemnification in accordance with applicable laws or the Company’s certificate of incorporation or by-laws or any applicable insurance policy, with respect to any liability as a director, officer or employee of the Company (including as a trustee, director or officer of any employee benefit plan);

4) any right to obtain contribution as permitted by law in the event of entry of judgment against you as a result of any act or failure to act for which the Company and you are held jointly liable; and

5) any of your rights as a Limited Partner of Partnership under the Partnership Agreement and any rights under the Unitholder’s Agreement.

You agree that the release set forth in this Paragraph shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Release. In the event that any of the parties brings an action to enforce or effect their rights under this Release, the prevailing party shall be entitled to recover their reasonable attorneys’ fees and expenses incurred in connection with such an action.

3. Acknowledgment of Waiver of Claims under ADEA. You acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. You and the Company agree that this Release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Release. You acknowledge that the consideration given for this Release is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing that:

(a) you should consult with an attorney prior to executing this Release;

(b) you have up to [        ] days within which to consider this Release;

(c) you have seven days following your execution of this Release to revoke this Release; and this Release shall not be effective until the eighth day after you execute and do not revoke this Release; nothing in this Release prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

Any revocation must be in writing and delivered to the Company as follows:

[                     ] by close of business on or before the seventh day from the date that you sign this Release.

4. Civil Code Section 1542/Unknown Claims. You represent that you are not aware of any claims against the Company other than the claims that are released by this Release. You acknowledge that you have had the opportunity to be advised by legal counsel and are familiar with the provisions of California Civil Code 1542, below, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Being aware of said code section, you agree to expressly waive any rights you may have thereunder, as well as under any statute or common law principles of similar effect.

5. No Pending or Future Lawsuits. You represent that you have no lawsuits, claims, or actions pending in your name, or on behalf of any other person or entity, against the Company or any of the Releasees. You also represent that you do not intend to bring any claims on your own behalf or on behalf of any other person or entity against the Company or any of the Releasees.

6. Confidentiality of Release. You agree to keep the terms of this Release in the strictest confidence and, except as required by law, not reveal the terms of this Release to any persons except your immediate family, your attorney, and your financial advisors (and to them only provided that they also agree to keep the information completely confidential), and the court in any proceedings to enforce the terms of this Release.

7. Non-Disparagement. You agree not to make any public oral or written statement, or take any other public action, that disparages or criticizes the Company’s management, employees, products or services, in any case that damages the Company’s reputation or impairs its normal operations.

8. Entire Agreement. The terms of which are specifically incorporated herein, this Release constitutes the entire agreement between you and the Company concerning your employment with and separation from the Company and all the events leading thereto and associated therewith, and supercedes and replaces any and all prior agreements and understandings, both written and oral, concerning your relationship with the Company.

9. Successors and Assigns. This Release shall be binding upon each of the parties and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of each party and to their heirs, administrators, representatives, executors, successors, and assigns.

10. No Admission of Liability. You understand and acknowledge that this Release constitutes a compromise and settlement of any and all potential disputed claims. No action taken by the Company hereto, either previously or in connection with this Release, shall be deemed or construed to be: (a) an admission of the truth or falsity of any potential claims; or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to you or to any third party.

11. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Release. Similarly, you represent and warrant that you have the capacity to act on your own behalf and on behalf of all who might claim through you to bind them to the terms and conditions of this Release. The Company and you each warrant and represent that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

12. Effective Date. This Release is effective after it has been signed by both parties and after seven days have passed since you have signed this Release (such date, the “Effective Date”).

13. Voluntary Execution of Release. This Release is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims except claims specifically excluded under Paragraph 4 hereof. The parties acknowledge that:

(a) They have read this Release;

(b) They have been represented in the preparation, negotiation, and execution of this Release by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) They understand the terms and consequences of this Release and of the releases it contains; and

(d) They are fully aware of the legal and binding effect of this Release. The laws of the State of California govern this Release, regardless of the laws that might otherwise govern under applicable principles of conflict of law thereof. In the event that any portion of this Release or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Release will continue in full force and effect and the application of such portion to other persons or circumstances will be interpreted so as reasonable to effect the intent of the parties hereto. This Release may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by you and an authorized representative of the Company or by a court of competent jurisdiction.

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

AND NON-COMPETITION AGREEMENT

(Amends and Restates First Amendment)

This SECOND AMENDMENT TO THE EMPLOYMENT AGREEMENT AND NON-COMPETITION AGREEMENT (this “Second Amendment”) is entered into as of August 22, 2011, and effective as of the Closing Date (as hereinafter defined), by and between CAREMORE HEALTH GROUP, Inc. (“Group” or the “Employer”) and LEEBA LESSIN (the “Employee”).

WHEREAS, Group and the Employee are parties to an Employment Agreement, dated February 28, 2006 (the “Employment Agreement”);

WHEREAS, Group and the Employee are parties to a First Amendment to Employment Agreement and Non-Competition Agreement dated June 8, 2011 (the “First Amendment”) and desire to further amend and restate in full the First Amendment as provided herein;

WHEREAS, the Employee is selling all of her ownership interest in Group to WellPoint, Inc., an Indiana corporation (“Purchaser”), in accordance with the terms of that certain Purchase and Sale Agreement, dated as of June 8, 2011, by and among Group, each of the holders of common stock and options of Group identified on Schedule I thereto, Purchaser, ATH Holdings Company, LLC and CareMore L.P., acting in its capacity as Sellers’ Representative;

WHEREAS, the “Closing Date” shall have the meaning specified in the Purchase and Sale Agreement;

WHEREAS, Purchaser has identified the Employee as key to the continued success of Group and wishes to retain and incentivize the Employee following the Closing Date and the Employee wishes to continue to remain employed by Group and fulfill her duties and responsibilities in good-faith and to the best of her abilities;

WHEREAS, in connection with its acquisition of the whole of the business of Group, Purchaser desires to protect its interest in the goodwill of the business and the Employee, in her capacity as an owner of a business entity, agrees that such protections are reasonable and necessary; and

WHEREAS, Group and the Employee hereby wish to amend the Employment Agreement and enter into a non-competition agreement to give effect to the foregoing.

NOW, THEREFORE, in consideration of the promises and mutual covenants and undertakings set forth herein, the Employment Agreement shall be amended as follows:

1.	The definition of “Board” in Section 1 of the Employment Agreement shall be amended and restated to read as follows:

““Board” shall mean the board of directors of Group or any other Person the Board has appointed or delegated authority.”

2.	Item (ii) in the definition of “Cause” in Section 1 of the Employment Agreement shall be amended and restated to read as follows:

“(ii) willful disregard of Employee’s duties or Employee’s intentional failure to act where the taking of such action would be in the ordinary course of the Employee’s duties hereunder;

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provided that, Employee is first given thirty (30) days prior written notice of such conduct in order for Employee to cure such alleged conduct during such period of time.”

3.	A new definition shall be added to Section 1 of the Employment Agreement, after the definition of “Disability” as follows:

““Good Reason” shall mean:

(i) a material reduction during any twenty-four (24) consecutive month period in Base Salary, or in the Employee’s annual total cash compensation (i.e. Base Salary and target Bonus), but excluding any reduction applicable to management employees generally;

(ii) a material breach of this Agreement by Group; or

(iii) a change in the Employee’s principal work location to a location more than 50 miles from the Employee’s prior work location and more than 50 miles from the Employee’s principal residence as of the date of such change in work location.

Notwithstanding the foregoing provisions of this definition, Good Reason shall not exist (A) if the Employee has in her sole discretion agreed in writing that such event shall not be Good Reason, or (B) unless, (i) within sixty (60) days of the occurrence of the events claimed to be Good Reason the Employee notifies the Company in writing of the reasons why he believes that Good Reason exists, (ii) the Company has failed to correct the circumstance that would otherwise be Good Reason within thirty (30) days of receipt of such notice, and (iii) the Employee terminates her employment within sixty (60) days of such thirty (30) day period (the “Early Resignation Date”).”

4.	Item (i) in the definition of “Termination Date” in Section 1 of the Employment Agreement shall be amended and restated as follows:

“in the case of termination by resignation without Good Reason, shall mean the date that is ninety (90) days following the date of the Employee’s written notice to the Employer of her resignation; or in the case of resignation with Good Reason shall mean the Early Resignation Date; provided, however, that in each case the Employer may accelerate the Termination Date;”

5.	The second sentence of Section 2 of the Employment Agreement shall be amended and restated to read as follows:

“The initial term of this Agreement (the “Initial Term”) shall commence on the Closing Date and end on December 31, 2013; provided, however, that on December 31, 2013 and each December 31 thereafter (each, a “Renewal Date”), the term of this Agreement shall be extended by one additional year (each, an “Extension Term”, and collectively with the Initial Term, the “Employment Period”) unless either party gives written notice to the other within ninety (90) days in advance of the next scheduled Renewal Date that it does not wish to extend the Employment Period (such notice, a “Notice of Nonrenewal”); and provided, further, that the Employment Period may be sooner terminated as provided herein.”

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6.	The first three sentences of Section 3 of the Employment Agreement shall be amended to reflect the Employee’s new title:

“During the Employment Period, the Employee shall serve as President, CareMore Health Plan Division, and shall have the usual and customary duties, responsibilities and authority of such position, and, if elected or appointed thereto, shall serve as an officer and/or member of the board of any Subsidiary or Affiliate of Group as reasonably requested by the Employer and its Affiliates, in each case, without additional compensation hereunder.”

7.	Section 4(a) of the Employment Agreement shall be amended to add the following proviso:

“; provided, that as of the Closing Date, the Employee’s annual base salary shall be increased prospectively to $350,000.”

8.	Section 4(b) of the Employment Agreement shall be amended to reflect the following bonus arrangements with respect to fiscal years commencing after the Closing Date:

During the Employment Period, the Employee shall be eligible to participate in Wellpoint’s Annual Incentive Plan (as amended from time to time). The Target Bonus Percentage will be 50% of Base Salary and the Maximum Bonus Percentage will be 100% of Base Salary. Bonuses will be paid at the same time as similarly situated senior executives of WellPoint, Inc.

For the avoidance of doubt, any contrary provision in Section 4(b) shall be disregarded.

9.	Section 4(c) of the Employment Agreement shall be amended and restated as follows:

“Employee Benefits and Air Travel. During the Employment Period, retirement, health and welfare benefits will be provided subject to Group’s (and, following a transition period, WellPoint’s) policies and practices and the terms of the applicable benefit plans and arrangements as in effect from time to time. During the Initial Term, the Employee is eligible to fly first class/business class on business trips. In addition, pursuant to WellPoint’s Directed Executive Compensation program (as amended from time to time), the Employee shall receive an annual allowance of $7,200 which will be paid in equal monthly installments, beginning with the first month after the Closing Date.

10.	A new Section 4(d) shall be added to the Employment Agreement as follows:

“Key Employee Retention Plan. During 2012 and 2013, the Employee will be eligible to participate in a special retention bonus plan to be established by WellPoint, Inc., in accordance with the terms of such plan. Cash awards under this plan will be based on the achievement of specified performance goals, and the Employee’s individual target award level will be 50% of Base Salary.”

11.	A new Section 4(e) shall be added to the Employment Agreement as follows:

“Long Term Incentive Program. During the Employment Period, the Employee shall be eligible to participate in WellPoint’s Incentive Compensation Plan (as amended from time to time) on the same basis as similarly situated senior executives of WellPoint, Inc.”

For reference purposes only, the ASC718 cost of the 2011 target stock grant for similarly situated senior employees was $285,000.

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12.	All subsequent sub-sections in Section 4 (including any internal cross-references therein) shall be renumbered accordingly.

13.	A new Section 5(e) shall be added to the Employment Agreement as follows:

“Resignation with Good Reason. The Employee may terminate this Agreement and the Employee’s employment hereunder for Good Reason as of the Early Termination Date (see definition of “Good Reason”).”

14.	All subsequent sub-sections of Section 5 (including any cross-references therein) shall be renumbered accordingly.

15.	The introduction to Section 6(c) of the Employment Agreement shall be amended and restated as follows:

“Termination without Cause, Resignation with Good Reason, or by Death or Disability. Subject to Section 6(d), in the event of the termination of employment hereunder by reason of (i) Termination without Cause (ii) resignation with Good Reason, or (iii) death or Disability, the Employee shall be entitled to the following (the “Severance Benefits”):”

16.	Section 6(c) of the Employment Agreement shall be amended to add the following clause (iv):

“(iv) in the event the Termination Date occurs during the Initial Term, the Employee shall receive an additional severance amount equal to the sum of the amounts under clause (i) and clause (ii) above.”

17.	The first sentence of Section 12 of the Employment Agreement shall be amended as follows:

“During the Employment Period, and in the event of the termination of the Employee’s employment or this Agreement for any reason, for a period of one (1) year thereafter, the Employee shall not, directly or indirectly:”

18.	Section 12(a) of the Employment Agreement shall be amended to add the following phrase before the semi-colon:

“or hire or attempt to hire any employee of the Company”;

19.	Section 12(b) of the Employment Agreement shall be amended to add the following phrase before the semi-colon:

“or WellPoint, Inc. or their respective directors, employees, officers and managers”;

20.	A new Section 13 shall be added to the Employment Agreement as follows:

“Non-Competition. In consideration of the acquisition by WellPoint, Inc. of the Employee’s ownership interest in Group and solely in her capacity as an owner of a business entity, the Employee hereby agrees to the following non-competition covenant for the express benefit of WellPoint, Inc. The Employee understands and acknowledges that this non-competition covenant is of critical importance to WellPoint, Inc. and that WellPoint, Inc. would not have agreed to acquire the Employee’s ownership interest in Group in the absence of this covenant. The inclusion of this non-competition covenant in this document is for convenience only. Accordingly, this Section 13 shall survive any termination of this Agreement, and shall continue in full force and effect for the duration of the Restriction Period for the benefit of WellPoint, Inc.

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During the twenty-four (24) month period of time following the Closing Date (the “Restriction Period”), the Employee will not, without prior written consent of the Company, directly or indirectly, (a) have an equity interest (including options and convertible instruments) in a Competitor in a Restricted Territory (excluding for this purpose passive ownership of up to 1% of publicly traded stock) or (b) seek or obtain a Competitive Position in a Restricted Territory and perform a Restricted Activity with a Competitor, as those terms are defined herein.

(i)	Competitive Position means any employment or performance of services with a Competitor (A) in which the Employee has board level (corporate, advisory or similar) or executive level duties for such Competitor, or (B) in which the Employee will use any Confidential Information of the Company.

(ii)	Restricted Territory means any geographic area in which the Company does business and in which the Employee had responsibility for, or Confidential Information about, such business.

(iii)	Restricted Activity means any activity for which the Employee had responsibility for the Company or about which the Employee had Confidential Information.

(iv)	Competitor means any entity or individual (other than the Company) engaged in products or services substantially the same or similar to those offered by the Company.”

21.	All subsequent sections (including any internal cross-references therein) shall be renumbered accordingly.

22.	As a result of the addition of new Sections 13 and 14, the proviso in the definition of “Company” in Section 1 shall be expanded to include Sections 13 and 14 as well (i.e., Sections 9, 10, 11, 12, 13 and 14).

23.	A new Section 14 shall be added to the Employment Agreement as follows:

“Enforcement. The Employee acknowledges that the provision of Sections 12 and 13 of this Agreement are reasonable and necessary to protect the continuing interests of the Company, and any violation of Section 12 or 13 will result in irreparable injury to the Company and/or WellPoint, Inc., the exact amount of which will be difficult to ascertain, and that the remedies at law for any such violation would not reasonably or adequately compensate the Company and/or WellPoint, Inc. for such a violation. Accordingly, the Employee agrees that if the Employee violates any of the provisions of Section 12 or 13, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief, without the necessity of proving actual damages.”

24.	A new Section 15 shall be added to the Employment Agreement as follows:

“Cooperation. Upon the receipt of reasonable notice from Group (including from outside counsel to Group), the Employee agrees that while employed by Group and for two (2) years (or, if longer, for so long as any claim referred to in this Section remains pending) after the termination of the Employee’s employment for any reason, the Employee will respond and provide information with regard to matters in which the Employee has knowledge as a result of the Employee’s employment with Group, and will provide reasonable assistance to Group, its

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affiliates and their respective representatives in defense of any claims that may be made against Group or its affiliates, and will assist Group and its affiliates in the prosecution of any claims that may be made by Group or its affiliates, to the extent that such claims may relate to the period of the Employee’s employment with Group (or any predecessor); provided, that with respect to periods after the termination of the Employee’s employment, Group shall reimburse the Employee for any reasonable out-of-pocket expenses incurred in providing such assistance and if the Employee is required to provide more than ten (10) hours of assistance per week after her termination of employment then Group shall pay the Employee a reasonable amount of money for her services at a rate agreed to between Group and the Employee; and provided further that after the Employee’s termination of employment with Group such assistance shall not unreasonably interfere with the Employee’s business or personal obligations. The Employee agrees to promptly inform Group if the Employee becomes aware of any lawsuits involving such claims that may be filed or threatened against Group or its affiliates. The Employee also agrees to promptly inform Group (to the extent the Employee is legally permitted to do so) if the Employee is asked to assist in any investigation of Group or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against Group or its affiliates with respect to such investigation, and shall not do so unless legally required.”

25.	A new Section 16 shall be added to the Employment Agreement as follows:

“Disclosure and Assignment of Inventions and Improvements. Without prejudice to any other duties express or implied imposed on the Employee hereunder it shall be part of the Employee’s normal duties at all times to consider in what manner and by what methods or devices the products, services, processes, equipment or systems of the Company and any customer or vendor of the Company might be improved and promptly to give to the Chief Executive Officer of the Company or his or her designee full details of any improvement, invention, research, development, discovery, design, code, model, suggestion or innovation (collectively called “Work Product”), which the Employee (alone or with others) may make, discover, create or conceive in the course of the Employee’s employment. The Employee acknowledges that the Work Product is the property of the Company. To the extent that any of the Work Product is capable of protection by copyright, the Employee acknowledges that it is created within the scope of the Employee’s employment and is a work made for hire. To the extent that any such material may not be a work made for hire, the Employee hereby assigns to the Company all rights in such material. To the extent that any of the Work Product is an invention, discovery, process or other potentially patentable subject matter (the “Inventions”), the Employee hereby assigns to the Company all right, title, and interest in and to all Inventions. The Company acknowledges that the assignment in the preceding sentence does not apply to an Invention that the Employee develops entirely on her own time without using the Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

(i)	relate at the time of conception or reduction to practice of the Invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company, or

(ii)	result from any work performed by the Employee for the Company.

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Execution of the Employment Agreement constitutes the Employee’s acknowledgment of receipt of written notification of this Section and of notice of the general exception to assignments of Inventions provided under the Uniform Employee Patents Act, in the form adopted by the state having jurisdiction over this Employment Agreement or provision, or any comparable applicable law.”

26.	All subsequent sections (including any internal cross-references therein) shall be renumbered accordingly.

27.	The second and third paragraphs of Section 24(b) of the Employment Agreement shall be amended and restated as follows:

“with a copy to:	WellPoint, Inc.
120 Monument Circle
Indianapolis, IN 46204
Facsimile: (317) 488 6028
Attention: Chief Human Resources Officer”

28.	General Provisions

(a)	Unless otherwise defined herein, capitalized terms utilized in this Second Amendment shall have the same ascribed to them in the Employment Agreement.

(b)	Except as specifically amended by this Second Amendment, the Employment Agreement shall continue in full force and effect.

(c)	The parties may execute this Second Amendment in two or more counterparts. Each counterpart shall be deemed an original instrument as against any party who has signed it.

(d)	The Employment Agreement, as amended by this Second Amendment, states the entire agreement between the parties with respect to the subject matter hereof and thereof, including compensation, and supersedes any prior or contemporaneous oral or written proposals, statements, discussions, negotiations, or other agreements (including, but not limited to, the First Amendment). In the event of any inconsistency or conflict between any term or condition of the Employment Agreement (including any exhibit, schedule or attachment thereto) and this Second Amendment, the terms of this Second Amendment shall govern and be controlling. All references in the Employment Agreement (including in any exhibits, schedules and other attachments) to “this Agreement,” “herein,” “hereunder” or any similar reference shall be deemed to mean and refer to the Employment Agreement, as amended by this Second Amendment.

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IN WITNESS WHEREOF, each of the parties hereto has duly executed this Second Amendment to Employment Agreement and Non-Competition Agreement as of the date first written above.

CAREMORE HEALTH GROUP, INC.

By:
Name:
Title:

Leeba Lessin

ACKNOWLEDGED, ACCEPTED AND AGREED this 22nd day of August 2011 solely with respect to the non-competition covenant contained herein:

WELLPOINT, INC.

By:
Name: Wayne S. DeVeydt
Title: Chief Financial Officer and Executive Vice President

Exhibit 10.14

Summary of Employment Terms

Leeba Lessin and WellPoint, Inc.

Effective September 20, 2012

•	Base Annual Salary of $500,000

Payment of base salary, as it may be adjusted, guaranteed through December 31, 2014, even if employment terminated without cause prior to that date.

•	Annual Incentive Program (AIP) target of 70% of base salary

Will be eligible for an AIP payment through December 31, 2014, even if employment terminated without cause prior to that date.

•	Eligible for stock grants under the Long-Term Stock Incentive Program at executive level. Awards granted will continue to vest even if employment terminated without cause prior to December 31, 2014.

•	Opportunity to participate in the Executive Agreement Plan, including all severance and other benefits, if elect to do so prior to December 31, 2014.